Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 14, 2006, relating to the consolidated financial statements of Fidelity Bankshares, Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Fidelity Bankshares, Inc. for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/     Deloitte & Touche LLP
West Palm Beach, Florida
September 15, 2006